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Exhibit 10.5

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of January 1, 2006 by and between Clean Energy Fuels Corp., a Delaware corporation ("Employer"), and Andrew J. Littlefair ("Employee").

RECITALS

A.
Employee has served as President and Chief Executive Officer of Employer and Employer desires to retain the benefit of Employee's skill, knowledge and experience in order to insure the continued successful operation of its business and that of its operating subsidiaries, and Employee desires to render services to Employer.

B.
The Board of Directors of Employer (the "Board") has determined that it is in the Employer's best interest and that of its stockholders to secure the services of Employee and to provide Employee certain additional benefits.

AGREEMENT

        In consideration of the good and valuable consideration and mutual promises and covenants contained herein, the parties agree as follows:

1.
Background:    Employee is currently employed by Employer as its President and Chief Executive Officer. Except as noted herein, this Agreement supersedes all prior written and oral agreements between Employer and Employee and Employer's employment manual as to Employee in their entirety.

2.
Term:    Employer agrees to employ Employee and Employee agrees to serve Employer, in accordance with the terms of this Agreement, for a term commencing on January 1, 2006 and ending on December 31, 2010 (the "Term") unless this Agreement is earlier terminated in accordance with the provisions herein. This Agreement shall thereafter renew automatically for consecutive one (1) year periods (each, a "Renewal Term") unless either party gives written notice to the other party of its intent not to renew within sixty (60) days of the expiration of the Term or any Renewal Term, as applicable. Any such renewal shall be on the same terms and conditions as this Agreement.

3.
Duties of Employee:    Employee will serve as President and Chief Executive Officer of Employer, and as such, Employee hereby promises to perform and discharge well and faithfully the duties that may be assigned to Employee from time to time which are appropriate for a president and chief executive officer of an organization the size of Employer that is engaged in the type of business engaged in by Employer and Employer agrees to assign to Employee only such duties. As President and Chief Executive Officer, Employee shall report only to the Board. The duties of Employee may be changed from time to time by the mutual agreement of the Employer and Employee. Notwithstanding any such change from the duties originally assigned, or hereafter assigned, the employment of Employee will be construed as continuing under this Agreement as modified. However, if Employer shall substantially reduce Employee's title, duties or compensation, then Employee shall have the option to terminate this Agreement and shall be compensated as if the Agreement was terminated in accordance with Section 5(d). Employee agrees to devote substantially all of Employee's working time and attention to Employee's duties hereunder, except for such reasonable amounts of time for personal, charitable, investment and professional activities that do not substantially interfere with the service to be rendered by Employee hereunder.

4.
Compensation:

a.
Base Salary.    During the Term or any Renewal Term, Employer agrees to pay Employee an annual base salary of $400,000 ("Base Salary), which shall be earned and payable in accordance with Employer's usual and customary payroll practices as in effect from time to time. Any increase in Base Salary shall be as determined from time to time in the sole discretion of the Board. Employee's Base Salary shall not be reduced below $400,000.

b.
Incentive Compensation.    Employee shall be eligible for an annual performance bonus ("Incentive Compensation") up to one hundred fifty percent (150%) of Base Salary. Incentive Compensation will be determined in accordance with certain financial and operational objectives to be mutually agreed upon by Employer and Employee within forty-five (45) days following the commencement of each fiscal year of Employer during the Term or any Renewal Term. Incentive Compensation for partial years will be pro-rated.

c.
Additional Benefits.    Employee shall also be entitled to participate in any pension plan profit-sharing plan, life, medical, dental, disability, or other insurance plan or other plan or benefit as from time to time is in effect during the term of this Agreement that Employer may provide generally for management-level employees of Employer (collectively, "Additional Benefits") provided, however, that while this Agreement remains in force, Employer will provide for Employee, at Employer's expense, participation in medical, dental and vision coverage, short-term disability, long-term disability, AD&D, and life insurance benefits on terms and in amounts not less beneficial to Employee than those provided by the plans, in effect on the date hereof, subject to a determination of Employee's eligibility under said programs in accordance with their respective terms. Said coverage will be in existence or will take effect as of the commencement of the Term and will continue while this Agreement remains in force. Employer's liability to Employee for any breach of this paragraph will be limited to the amount of premiums payable by Employee to obtain the coverage contemplated herein.

d.
Vacation.    Employee shall be entitled to twenty-five (25) business days of paid vacation each twelve (12) months of the Term or any Renewal Term, in accordance with Employer's practices and policies which are applicable to its management-level employees.

e.
Automobile.    While this Agreement remains in force, Employer shall provide Employee with a compressed natural gas operated automobile. Employer shall pay all operating expenses of any nature whatsoever with regard to such automobile. Employer shall also procure and maintain in force an automobile liability insurance policy on such automobile with coverage including Employee, for comprehensive with extended coverage, collision for actual cash value, and for bodily injury, death or property damage, with a combined limit of no less than $5,000,000 for bodily injury and for property damage, plus coverage for aim excess liability under Employer's umbrella liability policy in place from time to time. In the event that Employee shall incur additional income tax liability as a result of Employee's use of the subject automobile, Employee's Base Salary shall be increased to the extent necessary to reimburse Employee for such additional tax.

5.
Termination.    The compensation and other benefits provided to Employee pursuant to this Agreement, and the employment of Employee by Employer, shall be terminated only as provided in this Section 5.

a.
Death.    If Employee's employment hereunder is terminated by reason of Employee's death, this Agreement shall terminate without further obligations to Employee (or Employee's heirs or legal representatives) other than for (1) payment of the sum of (A) the Base Salary through the date of termination and any incentive Compensation for the prior year to the extent not theretofore paid, (B) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon), and (C) any accrued vacation pay to the extent not theretofore paid, which shall be paid to Employee or Employee's estate or beneficiary, as applicable, in a lump sum in cash within ten (10) days after the date of termination or any earlier time period required by applicable law; (2) payment to Employee, or Employee's estate or beneficiary, as applicable, of any amount due pursuant to the terms of any applicable benefit plan; and (3) after the end of the calendar year of Employee's death, payment of a prorated portion, based on the number of weeks during the year in which Employee was employed by Employer, of the Incentive Compensation that would be payable in respect of such year (based on the criteria applicable for that year).

  b.
  Disability.    If the Board determines that Employee has become permanently disabled, which shall be defined as the Employee's inability because of illness or incapacity, substantiated by appropriate medical authority, to render services of the character contemplated by this Agreement over a period of six (6) consecutive months, then Employee's employment shall terminate without further obligations to Employee (or Employee's heirs or legal representatives) under this Agreement, other than for (1) payment of the sum of (A) the Base Salary through the date of termination and any Incentive Compensation for the prior year to the extent not theretofore paid, (B) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon), and (C) any accrued and unpaid vacation pay, which shall be paid to Employee or Employee's estate or beneficiary, as applicable, in a lump sum in cash within ten (10) days after the date of termination or any earlier time period required by applicable law; (2) payment to Employee or Employee's representative, as applicable, of any amount due pursuant to the terms of any applicable benefit plan; and (3) after the end of the calendar year of Employee's disability, payment of a prorated portion, based on the number of weeks during the year in which Employee was employed by Employer, of the Incentive Compensation that would be payable in respect of such. year (based on the criteria applicable for that year).

  c.
  For Cause.    Employee's employment hereunder shall be terminated and all of Employee's rights to receive Base Salary and Incentive Compensation (except as accrued and unpaid to the date of termination), and (subject to the terms of any plans relating thereto) Additional Benefits hereunder, in respect of any period after such termination, shall terminate upon a determination by Employer, acting in good faith, that Employee (1) has committed a material act of dishonesty against Employer, (2) has been convicted of a felony involving moral turpitude or (3) has committed a material breach of Sections 7(f), 7(g), 7(h), or 7(i) of this Agreement.

  d.
  Without Cause.    Notwithstanding any other provision of this Section 5, the Board shall have the right to terminate Employee's employment with Employer it any time, but in the event of such termination, Employee shall be entitled to receive (1) a lump sum payment of an amount equal to the sum of (A) the Base Salary through the date of termination and any Incentive Compensation for the prior year to the extent not theretofore paid, (B) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon), (C) one hundred and fifty percent (150%) of one (1) years current Base Salary, (D) one hundred and fifty percent (150%) of the previous year's Incentive Compensation, and (E) any accrued vacation earned and not paid as of the termination date, and (2) after the end of the calendar year of Employee's termination, payment of a prorated portion, based on the number of weeks during the year in which Employee was employed by Employer, of the Incentive Compensation that would be payable in respect of such year (based on the criteria applicable for that year). Furthermore, Employee shall receive continuing participation for a period of one (1) year from the date of termination at Employer expense in those Additional Benefits in which Employee was enrolled at the time of such termination. In consideration of the receipt of the severance benefits described in this paragraph, and as a precondition to their receipt, Employee agrees to execute a release in the form attached hereto as Exhibit A (the "Release"). Employee shall be granted a twenty-one (21) day period (or any other time period required by applicable law) in which to review and study the Release and consult with an attorney prior to executing the Release. The severance benefits described in this Section 5(d) shall be payable to Employee within eight (8) days (or any other time period required by applicable law) after Employee's execution of the Release.

  e.
  Voluntary Departure

  i.
  No Change In Control.    If there ha not been a Change in Control (as defined in Section 5(f)(i)(A) below) of Employer and Employee's employment hereunder shall cease due to Employee's voluntary departure, all of Employee's rights to receive (1) Base Salary, other than earned through the date of termination and not theretofore paid, (2) Additional Benefits (subject to the terms of any plans relating thereto), and (3) Incentive Compensation (except as earned and not paid from the prior year) that would be payable in respect of the year in which such voluntary termination occurred, shall immediately cease.

  ii.
  Change In Control.    If there has been a change in control (as defined in Section 5(f)(i)(A) below) of Employer and Employee's employment shall cease due to Employee's voluntary departure within one (1) year of the Change in Control, Employee shall be entitled to receive (1) a lump sum payment of an amount equal to the sum of (A) the Base Salary through the date of termination and any Incentive Compensation for the prior year to the extent not theretofore paid, (B) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon), (C) one hundred and fifty percent (150%) of one (1) years current Base Salary, (D) one hundred and fifty percent (150%) of the previous year's Incentive Compensation, and (E) any accrued vacation earned and not paid as of the termination date, and (2) after the end of the calendar year of Employee's termination, payment of a prorated portion based on the number of weeks during the year in which Employee was employed by Employer, of the Incentive Compensation that would be payable in respect of such year (based on the criteria applicable for that year). Furthermore, Employee shall receive continuing participation for a period of one (1) year after the date of termination at Employer expense in those Additional Benefits in which Employee was enrolled at the time of such termination. In consideration of the receipt of the severance benefits described in this paragraph, and as a precondition to their receipt, Employee agrees to execute a release in the form attached hereto as Exhibit A (the "Release"). Employee shall be granted a twenty-one (21) day period (or any other time period required by applicable law) in which to review and study the Release and consult with an attorney prior to executing the Release. The severance benefits described in this Section 5(e)(ii) shall be payable to Employee within eight (8) days (or any other time period required by applicable law) after Employee's execution of the Release.

  f.
  Involuntary Departure After Change in Control (subject to the limitations of Section 5(f)(ii)):

  i.
  If, otherwise than as a result of the exchange of stock of the Employer for cancellation of indebtedness, or a restructuring arrangement entered into for the benefit of Employer's creditors,

  A.
  Any "person" other than an existing shareholder of Employer as of January 1, 2006, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the

        Employer representing 50% plus one share, or more, of the combined voting power of the Employer's then outstanding securities (for purposes of this Section 5(f)(i), the term "person" shall mean a person as defined or referred to in Section 3(a)(9) and/or 13(d)(l), et seq. of the Securities Exchange Act of 1934, as amended, and the associated rules of the Securities and Exchange Commission promulgated thereunder); and

      B.
      such "person" elects not to continue Employee's employment with the Employer within 1 year of the date of the Change in Control,

    notwithstanding any other provision of this Agreement to the contrary and as a substitute therefor, Employee shall be entitled to receive (1) a lump sum payment of an amount equal to the sum of (A) the Base Salary through the date of termination and any Incentive Compensation for the prior year to the extent not therefore paid, (B) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon), (C) two hundred percent (200%) of one (1) years current Base Salary, (D) two hundred percent (200%) of the previous year's Incentive Compensation and (E) any accrued vacation earned and not paid as of the termination date, and (2) after the end of the calendar year of Employee's termination, payment of a prorated portion, based on the number of weeks during the year in which Employee was employed by Employer, of the Incentive Compensation that would be payable in respect of such year (based on the criteria applicable for that year). Furthermore, Employee shall receive continuing participation for a period of one (1) year from the date of termination at Employers expense in those Additional Benefits in which Employee was enrolled at the time of Employee's termination. In consideration of the receipt of the severance benefits described in this paragraph, and as a precondition to their receipt, Employee agrees to execute a release in the form attached hereto a~ Exhibit A (the "Release"). Employee shall be granted a twenty-one (21) day period (or any other time period required by applicable law) in which to review and study the Release and consult with an attorney prior to executing the Release. The severance benefits described in this Section 5(f)(i) shall be payable to Employee within eight (8) days (or any other time period required by applicable law) after Employee's execution of the Release.

    ii.
    Anything in this Agreement to the contrary notwithstanding, in the event that any payment to or for Employee's benefit under Section 5(f)(i) (whether payable pursuant to the terms of this Agreement or otherwise) would not be deductible by Employer as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate amount payable under Section 5(f)(i) shall be reduced (but not below zero dollars) so that after giving effect to such reduction no payment made to or for the Employee's benefit will not be deductible because of Section 280G. If the Employee establishes (in accordance with Section 280G) that all or any portion of the aggregate "parachute payments" (as defined in Section 280G) payable to or for the Employee's benefit constitutes reasonable compensation for services actually rendered, and if the present value of all such "parachute payments" which do not constitute reasonable compensation exceeds 299% of the Employee's "base amount" (as defined in Section 280G), then the Employee shall be entitled to receive an amount equal to (but not greater than) the present value of all such "parachute payments" which constitute reasonable compensation. For purposes of this Section 5(fl(ii), the "present value" of any payment shall be determined in accordance with Section 1274(b)(2) of the Code. If it is established that, notwithstanding the good faith of Employee and the Employer in applying the terms of this Section 5(f)(ii), the aggregate "parachute payments" paid to or for Employee's benefit are in an amount that would result in a portion of such "parachute payments" not being deductible by the Employer, then Employee shall have an obligation to pay to the Employer upon written demand an amount equal to the sum of (i) the excess of the aggregate "parachute payments" paid to or for Employee's benefit over the aggregate "parachute payments" that could have been paid to or for Employee's benefit without any portion of such "parachute payments" not being deductible by the Employer; and (ii) interest on the amount set forth in clause (i) of this sentence at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the receipt of such excess on Employee's behalf until the date of such repayment by Employee.

  g.
  Equity Ownership.    In the event of the termination of Employee pursuant to Section 5(c), Employer may, at its sole option, for a period of ninety (90) days after the date of termination of Employee, elect to acquire all or any portion of Employee's equity ownership in Employer. Upon Employer's notice of election to acquire Employee's equity interest in Employer, the Board may elect to either (i) determine in good faith the fair market value of the Employer's equity interests or (ii) commission an independent valuation of Employer's equity interests, which valuation shall in either case be as of the date Employer provides written notice to Employee of its election, and shall determine the value on which the repurchase of Employee's equity interest will be based. The repurchase price shall be paid in one lump sum and shall be promptly paid to Employee following the completion of the valuation or determination, but in no event later than sixty (60) days following Employee's receipt of Employer's election notice. In the event of termination of Employee pursuant to Sections 5(a) or 5(b), Employer shall be required to purchase, in one lump sum, all of Employee's equity ownership in Employer within sixty (60) days of termination. The fair market value of the repurchased equity interest shall be determined based on the procedures described in this Section 5(g), and the valuation date shall be the date of termination.

6.
Business Expenses.    During the term of this Agreement, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code of 1986, as amended, for deductibility by Employer (whether or not fully deductible by Employer) for federal income tax purposes as ordinary and necessary business expenses, Employer shall reimburse Employee promptly for usual and customary business expenditures incurred in pursuit and in furtherance of Employer's business which are documented in accordance with procedures established from time to time by Employer.

7.
Miscellaneous

a.
Succession; Survival.    This Agreement is personal to Employee and is not, without the prior written consent of Employer, assignable by Employee. This Agreement shall inure to the benefit of the parties hereto and their respective executors, administrators, personal representatives, successors and assigns. As used herein, with respect to Employer, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of Employer or to which Employer assigns this Agreement by operation of law or otherwise.

  b.
  Notices.    Any notice or other communication provided for in this Agreement shall be in writing and shall be deemed sent if sent as follows:

If to Employer:	Clean Energy Fuels Corp. 3020 Old Ranch Parkway, Suite 200 Seal Beach, California 907240 Facsimile: (562) 493-4532 Attention: Chairman of the Board
If to Employee:	Andrew J. Littlefair 110 Via Trieste Newport Beach, CA 92663

    or at such other address as a party may from time to time in writing designate. Each such notice or other communication shall be effective (i) it given by telecommunication, when transmitted to the applicable number so specified in this Section 7(b) and an appropriate answerback or confirmation of delivery is received, (ii) upon receipt, if given by U.S. certified mail, return receipt requested, addressed as aforesaid, or (iii) one day after being deposited with a reputable overnight courier, addressed as aforesaid.

  c.
  Entire Agreement; Amendments.    This Agreement contains the entire agreement of the Employer and Employee relating to the subject matter hereof. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Employee and, on behalf of Employer, by an officer or Board Member expressly so authorized by the Board. Employer represents this Agreement has been approved by the Board.

  d.
  Waiver.    No failure on the part of Employer or Employee to exercise or to delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

  e.
  Attorneys' Fees in Action on Contract.    If any litigation shall occur between Employee and Employer which arises out of or as a result of this Agreement, or which seeks an interpretation of this Agreement the prevailing party shall be entitled to recover all costs and expenses of such litigation, including reasonable attorneys' fees and costs.

  f.
  Confidentiality; Proprietary Information.    Employee agrees to not make use of or otherwise disclose, directly or indirectly, any trade secret or other confidential or proprietary information concerning the business (including, but not limited to, its products, employees, services, practices or policies) of Employer or any of its affiliates of which Employee may learn or be aware, except to the extent such use or disclosure is (1) necessary to the performance of this Agreement and reasonably determined by Employee to be in furtherance of Employer's interests or (2) required by applicable law. The provisions of this Section 7(f) shall survive the termination, for any reason, of this Agreement.

  g.
  Trade Secrets.    Employee, prior to and during the term of employment, has had and will have access to and become acquainted with various trade secrets consisting of software, plans formulas, patterns, devices, secret inventions, processes, customer lists, contracts, and compilations of information, records and specifications, which are owned by Employer or by its affiliates and are regularly used in the operation of their respective businesses and which may give Employer an opportunity to obtain an advantage over competitors who do not know or use such trade secrets. Employee agrees and acknowledges that Employee has been granted access to these valuable trade secrets only by virtue of the confidential relationship created by Employee's employment and Employee's prior relationship to interest in and fiduciary relationships to, Employer. Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of Employee's employment by Employer hereunder and as Employee may reasonably believe to be for Employer's benefit. All records, files, documents, drawings, specifications, software, equipment, and similar items relating to the business of Employer or its affiliates, including, without limitation, all records relating to customers (the "Documents"), whether prepared by Employee or otherwise coming into Employee's possession, shall remain the exclusive property of Employer or such affiliates and shall not be removed from the premises of Employer or its affiliates under any circumstances whatsoever unless the Documents are being removed by Employee in context of performing the services required herein. Upon termination of employment, Employee agrees to deliver promptly to Employer all Documents in Employee's possession or under the control of Employee. The provisions of this subsection 7(g) shall survive the termination, for any reason, of this Agreement.

  h.
  Nonsolicitation.    Employee agrees that, during the period beginning on the date of the termination of employment with Employer (either voluntarily or involuntarily) and ending on the second (2nd) anniversary of such date (the "Nonsolicitation Period"), Employee will not (and Employee will use commercially reasonable efforts to cause his affiliates to not) (i) directly or indirectly, either for Employee or any other person, contact approach, or solicit for the purpose of offering employment to (whether as an employee, consultant, agent, independent contractor, or otherwise) or actually hire any person employed by Employer or any of its affiliates at any time before Employee's termination of employment or during the Nonsolicitation Period, or (ii) induce or attempt to induce any customer, supplier or other business relation of Employer, or any of its affiliates, to enter into any business relationship which might adversely affect Employer or any of its affiliates whether by working to or actually taking away any customers, business, or patrons of the Employer, or otherwise. Notwithstanding the foregoing, nothing contained herein shall prevent Employee from dealing with prospective employees or customers who respond to advertisements of general circulation to the public. The provisions of this Section 7(h) shall survive the termination, for any reason, of this Agreement.

  i.
  Inventions and Patents.    Except as may be limited by Section 2870 of the California Labor Code, all inventions designs, improvements, patents, copyrights, and discoveries conceived by Employee during the term of this Agreement which are useful in or directly or indirectly related to the business of Employer, or to any experimental work carried on by Employer, shall be the property of Employer. Employee will promptly and fully disclose to Employer all such inventions, designs, improvements and discoveries (whether developed individually or with other persons) and shall take all steps necessary and reasonably required to assure Employer's ownership thereof and to assist Employer in protecting or defending Employer's proprietary rights therein. Employee acknowledges hereby receipt of written notice from Employer pursuant to Labor Code Section 2870 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Employee) does not apply to an invention which qualifies fully under the provisions of California Labor Code Section 2870. The provisions of this Section 7(i) shall survive the termination, for any reason of this Agreement.

  j.
  Place of Employment.    The principal place of employment shall be within a radius of fifteen (15) miles of 3020 Old Ranch Parkway, Seal Beach, California, provided, however, that Employee will be expected to engage in travel within and outside the State of California as Employer may reasonably request or as may be required for the proper rendition of services hereunder.

  k.
  Severability.    If this Agreement shall for any reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

  l.
  Withholding Deductions.    All compensation payable hereunder including Base Salary and other benefits, shall be subject to applicable taxes, withholdings and other required, normal or elected employee deductions.

  m.
  Remedies.    Employee expressly agrees that Employer shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent any violation of Sections 7(f), (g), (h), or (i) of this Agreement. This Section 7(m) shall not be construed as a waiver of any other rights or remedies which Employer may have for damages or otherwise. Any action brought to enforce the provisions set forth in this Section 7(m) shall be brought in the Los Angeles County Superior Court. Employee, by execution of this Agreement, hereby submits to the jurisdiction of the Los Angeles Superior Court.

  n.
  Arbitration.    Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Los Angeles County, California.

  i.
  Judicial Arbitration and Mediation Services.    The arbitration shall be administered by Judicial Arbitration and Mediation Services ("JAMS") in its Los Angeles County office.

  ii.
  Arbitrator.    The arbitrator shall be a retired superior court judge of the State of California affiliated with JAMS.

  iii.
  Provisional Remedies and Appeals.    Each of the parties reserves the right to file with the Los Angeles County Superior Court an application for temporary or preliminary injunctive relief, write of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.

  iv.
  Enforcement of Judgment.    Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The award of the arbitrator shall be binding, final, and nonappealable.

  v.
  Discovery.    The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law, including California Code of Civil Procedure Section 1283.05. All discovery disputes shall be resolved by the arbitrator.

  vi.
  Consolidation.    Any arbitration hereunder may be consolidated by JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitrator determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitrator. Any disputes over which arbitrator shall hear any consolidated matter shall be resolved by JAMS.

  vii.
  Power and Authority of Arbitrator.    The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

    viii.
    Governing Law.    All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by state law shall be resolved according to the laws of the State of California. Any action brought to enforce the provisions of this Section shall be brought in the Los Angeles County Superior Court. All other questions in respect to this Agreement, including but not limited to the interpretation, enforcement of this Agreement (other than the right to arbitrate) and the rights, duties and liabilities of the parties to this Agreement shall be governed by California law.

  o.
  Waiver of Jury Trial.    In the event that any dispute shall arise between Employee and Employer, and notwithstanding the provisions of Section 7(n), litigation ensues, WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS AGREEMENT, THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL AND AGREE THAT ANY SUCH LITIGATION SHALL BE TRIED BY A JUDGE WITHOUT A JURY.

  p.
  Representation By Counsel; Interpretation.    Employer and Employee each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement. Accordingly, any rule of law, including, but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the parties.

        WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

"EMPLOYER"
CLEAN ENERGY FUELS CORP. a Delaware corporation
By:	/s/ Warren I Mitchell
Name:	Warren I. Mitchell
Title:	Chairman of the Board
"EMPLOYEE"
/s/ Andrew J. Littlefair Andrew J. Littlefair

EXHIBIT A

RELEASE

        THIS RELEASE (the "Release") is being executed and delivered by Andrew J. Littlefair ("Employee") on                        ,            , pursuant to Section 5 of that certain Employment Agreement dated as of January 1, 2006, by and between Clean Energy Fuels Corp., a Delaware Corporation ("Employer"), and Employee (the "Employment Agreement").

        Employee, intending to be legally bound and for good and valuable consideration, including that received pursuant to Section 5 of the Employment Agreement, and conditioned upon and subject to the receipt of such consideration, hereby agrees as follows:

1.
Employee agrees to fully release and discharge forever Employer, and its agents, employees, officers, directors, trustees, representatives, owners, attorneys, subsidiaries, related corporations, assigns, successors, and affiliated organizations (hereafter referred to collectively as the "Released Parties"), and each and all of them, from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys' fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Employee or Employee's heir; administrators, executors, successors in interest, and/or assigns have incurred or expect to incur, or now own or hold, or have at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing arising from any cause whatsoever prior to the date of Employee's execution of this Release.

2.
Without limiting the generality of the foregoing, Employee agrees to fully release and discharge each and all of the Released Parties from any and all claims, demands, rights, and causes of action that have been or could be alleged against any of said Released Parties (a) in connection with Employee's employment, the Employment Agreement, any prior employment agreement, or the termination of such employment, (b) in connection with, any and all matters pertaining to Employee's employment by any of the Released Parties, including, but not limited to, any and all compensation, salaries, wages, bonuses, commissions, overtime, monies, pay, allowances, benefits, sick pay, severance pay, paid leave benefits, penalties, interest, damages, and promises on any and all of the above; and (c) under or in connection with the state and federal age discrimination laws.

3.
Without limiting the scope of this Release in any way, Employee certifies that this Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Employee has or may claim to have under the Federal Age Discrimination in Employment Act ("ADEA") as amended by the Older Workers Benefit Protection Act of 1990 ("OWBPA"), which is set forth at 29 U.S.C. § § 621, et seq. This Release does not govern any rights or claims that may arise under the ADEA after the date this Release issued by Employee.

4.
Employee understands and acknowledges that this Release extends to any and all claims including, but not limited to, any alleged (a) violation of the National Labor Relations Act, Title VII of me Civil Rights Act the Americans With Disabilities Act of 1990, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985; (b) discrimination on the basis of national origin, sex, race, religion, age, disability, marital status, breach of any express or implied employment contract or agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, misrepresentation, fraud, defamation, interference with prospective economic advantage, failure to pay wages due or other monies owed, and (c) any other violation of any local, state or federal law, regulation or ordinance and/or public policy, contract, or tort or common law claim having any bearing whatsoever on the terms and conditions and/or cessation of employment with any of the Released Parties, including, but not limited to, any allegations for costs, fees; or

  other expenses, including attorneys' fees, incurred in any of these matters, which Employee ever had, now has, or may have as of the date of this Release.

5.
This Release constitutes written notice that Employee has been advised to consult with an attorney prior to executing this Release and that Employee has been provided a full and ample opportunity to study this Release. Employee acknowledges Employer has provided Employee of least twenty-one days (or any other time period required by applicable law) within which to review and consider this Release before signing it. Should Employee decide not to use the full twenty-one days (or any other time period required by applicable law), then Employee knowingly and voluntarily waives any claim that Employee was not in fact given that period of time or did not use the entire twenty-one days (or any other time period required by applicable law) to consult an attorney and/or consider this Agreement. Employee acknowledges that Employee is signing this Release voluntarily with full knowledge that it is intended, in the maximum extent permitted by law, as a complete release and waiver of any and all claims.

6.
Employee acknowledges that Employee is aware of Employee's right to revoke this Release at any time within the seven-day period (or any other time period required by applicable law) following the date this Release is signed by Employee and that this Release shall not become effective or enforceable until the seven-day (or any other time period required by applicable last) revocation period expires. Employee understands and acknowledges that Employee will relinquish any right. to the consideration specified in this Release if this right to revoke is exercised.

7.
Employee hereby expressly waives all rights and benefits granted to Employee under Section 1542 of the California Civil Code and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims as specified herein. Said section reads as follows:

    SECTION 1542. CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

  Having been so apprized, Employee nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code Section 1542 and elects to assume all risks for claims specified herein that now exist in Employee's favor, known or unknown.

8.
Employee agrees to waive any right Employee may have to reemployment by any of the Released Parties and agrees that Employee has not and shall not apply for reemployment with Employer or any other Released Parties.

9.
Employee understands and acknowledges that the aforementioned consideration is not to be construed as an admission on the part of Employer or any of the Released Parties of any liability whatsoever and that the Employer and each Released Party denies that it has engaged in any wrongdoing or has any liability whatsoever.

10.
Employee declares, covenants, and agrees that Employee has not heretofore, and has not and will not hereafter, sue any of the Released Parties before any court or governmental agency, commission, division or department, whether state, federal, or local, upon any claim, demand, or cause of action released herein. This provision does not extend to the federal Employment Opportunity Commission except to the extent it may do so under the OWBPA and the regulations issued thereunder.

11.
Employee agrees to indemnify and hold harmless Employer and each of the Released Parties for and against any and all costs, losses or liability whatsoever, including reasonable attorneys' fees,

  caused by any action or proceeding, in any state or federal courts or administrative processes, which is brought by Employee or Employee's successors in interest if such action arises out of, is based upon, or is related to any claim, demand, or cause of action released herein. This provision does not extend to the federal Equal Employment Opportunity Commission except to the extent it may do so under the OWBPA and the regulations issued thereunder.

12.
Employee agrees not to file any charges, including but not limited to any additional or duplicative charges, based on events occurring prior to the date of execution of this Release with any state or federal administrative agency, and further agrees not to institute a lawsuit in any state or federal court, based upon, arising out of, or relating to any claim, demand, or cause of action released herein. This provision does not extend to the federal Equal Employment Opportunity Commission except to the extent it may do so under the OWBPA and the regulations issued thereunder.

13.
Employee understands and agrees that Employee will not, for any reason, disclose to others or use for the benefit of anyone other than the Released Parties, any trade secret, confidential or proprietary information, including, but not limited to, information relating to the Released Party's customers, employees, consultants, affiliates, products, know-how, techniques, computer systems, programs, policies and procedures, research projects, future developments, costs, profits, pricing, and or marketing or customer business information. Employee further understands and agrees that the use of any material trade secret, confidential or proprietary information belonging to the Released Parties shall be a material breach of this Release.

14.
Employee acknowledges that Employee is relying solely upon the contents of this Release and is not relying on any other representations whatsoever of Employer or any other Released Party as an inducement to enter into this agreement and Release.

15.
This Release shall be deemed to have been executed and delivered within the State of California, and shall be construed and enforced in accordance with, and governed by, the internal laws of the State of California. The exclusive venue for any dispute under this Release is the California Superior Court for the County of Los Angeles. This Release is the entire Release with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written releases and discussions. The captions in this Release are for, convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Release. This Release and the provisions contained herein shall not be construed or interpreted for or against any person or beneficiary hereof because that person drafted or caused that person's legal representative to draft any of its provisions. This Release is binding upon the undersigned's representatives, successors in interest and assigns. The provisions of this Release are severable. Should any provision (or portion thereof) for any reason be held to be unenforceable, the remaining provisions (or portion thereof) shall nonetheless be in full force and effect. This Release and the provisions hereof cannot be altered or modified by a fully or partially executed oral modification, and further cannot be altered, modified or otherwise changed in any respect except by a subsequent writing duly executed by all parties hereto or by their authorized representatives. This Release may be executed in counterparts each of which is equally admissible in evidence, and each executed counterpart shall fully bind each party who has executed it. A fax copy of this Release may be deemed as an original.

        THE UNDERSIGNED HAS READ THE FOREGOING RELEASE AND ACCEPTS AND AGREES TO THE PROVISIONS CONTAINED THEREIN, AND HEREBY EXECUTES IT, KNOWINGLY AND VOLUNTARILY, AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

        IN WITNESS WHEREOF, Employee has duly executed and delivered this Release as of the date first above written.

"EMPLOYEE"

Andrew J. Littlefair

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  Exhibit 10.5
AGREEMENT